Exhibit 99.4

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Mel Scott	Karen Bunton
713-570-4553	408-792-1121
scottm@calpine.com	karenb@calpine.com
Court Approves Calpine Disclosure Statement; Company to Begin Solicitation of Creditor and
Shareholder Votes on its Plan of Reorganization
Confirmation Hearing Scheduled to Begin December 18, 2007
     (SAN JOSE, Calif. and HOUSTON, Texas) — September 25, 2007 — Calpine Corporation (OTC Pink Sheets: CPNLQ) today announced that the Honorable Burton R. Lifland of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved the Disclosure Statement filed in connection with the company’s proposed Plan of Reorganization and authorized Calpine to begin soliciting votes from its creditors and shareholders on its Plan of Reorganization. Calpine’s confirmation hearing for the Bankruptcy Court to consider approval of the Plan of Reorganization has been scheduled to commence on December 18, 2007.
     Calpine will shortly begin the process of soliciting votes for the Plan of Reorganization from eligible claim and interest holders. The Official Committee of Unsecured Creditors in Calpine’s Chapter 11 proceedings supported entry of the order approving the Disclosure Statement. Assuming the requisite approvals are received and the Bankruptcy Court confirms the Plan of Reorganization under the company’s current timetable, Calpine expects to emerge from Chapter 11 prior to January 31, 2008.
     “With the Court’s authorization, we can now begin the solicitation of stakeholder votes on our Plan of Reorganization, which is a very important step forward in our restructuring process,” said Robert P. May, Calpine’s Chief Executive Officer. “We continue to be very proud of what we have accomplished thus far as we work to emerge as a financially stable, stand-alone company with an improved competitive position in the energy industry. On behalf of my entire management team, we remain grateful for our dedicated employees’ unwavering support throughout our restructuring process.”
     As previously announced on August 27, 2007, assuming Calpine’s amended Plan of Reorganization is confirmed by December 31, 2007 and subject to the assumptions set forth in the Disclosure Statement, Calpine estimates that the reorganized Calpine will have a midpoint reorganization value of $21.7 billion (reorganization value is equal to total enterprise value plus estimated distributable cash). At emergence, Calpine estimates that its total enterprise value will be between $19.2 billion to $21.3 billion, with a midpoint of $20.3 billion, and estimates that distributable cash will be approximately $1.4 billion
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Calpine Receives Court Approval of Disclosure Statement

Sept. 25, 2007
     Additionally, Calpine received a commitment for an amended and upsized exit facility from Goldman Sachs, Credit Suisse, Deutsche Bank, and Morgan Stanley. Simultaneously with the filing of its original Plan of Reorganization, Calpine filed a motion to enter into a commitment letter, pay associated commitment and other fees, and to amend and upsize the existing debtor in possession financing facility. On July 11, 2007, the Bankruptcy Court approved the upsized exit facility that will provide for up to $8 billion in secured financing, some $3 billion more than the current exit facility, on terms that Calpine views as favorable. The commitment to fund the exit facility expires on January 31, 2008.
     About Calpine
     Calpine Corporation is helping meet the needs of an economy that demands more and cleaner sources of electricity. Founded in 1984, Calpine is a major U.S. power company, currently capable of delivering nearly 24,000 megawatts of clean, cost-effective, reliable, and fuel-efficient electricity to customers and communities in 18 states in the U.S. The company owns, leases, and operates low-carbon, natural gas-fired, and renewable geothermal power plants. Using advanced technologies, Calpine generates electricity in a reliable and environmentally responsible manner for the customers and communities it serves. Please visit http://www.calpine.com for more information.
     Forward Looking Statement
     In addition to historical information, this news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will” and similar expressions identify forward-looking statements. Such statements include, among others, those concerning the company’s expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. You are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include, but are not limited to: (i) the risks and uncertainties associated with the company’s Chapter 11 cases and Companies’ Creditors Arrangement Act proceedings, including its ability to successfully reorganize and emerge from Chapter 11; (ii) its ability to implement its business plan; (iii) financial results that may be volatile and may not reflect historical trends; (iv) seasonal fluctuations of results; (v) potential volatility in earnings associated with fluctuations in prices for commodities such as natural gas and power; (vi) its ability to manage liquidity needs and comply with financing obligations; (vii) the direct or indirect effects on the company’s business of its impaired credit including increased cash collateral requirements in connection with the use of commodity contracts; (viii) transportation of natural gas and transmission of electricity; (ix) the expiration or termination of power purchase agreements and the related results on revenues; (x) risks associated with the operation of power plants including unscheduled outages; (xi) factors that impact the output of its geothermal resources and generation facilities, including unusual or unexpected steam field well and pipeline maintenance and variables associated with the waste water injection projects that supply added water to the steam reservoir; (xii) risks associated with power project development and construction activities; (xiii) its ability to attract, retain and motivate key employees; (xiv) its ability to attract and retain customers and counterparties; (xv) competition; (xvi) risks associated with marketing and selling power from plants in the evolving energy markets; (xvii) present and possible future claims, litigation and enforcement actions; (xviii) effects of the application of laws or regulations, including changes in laws or regulations or the interpretation thereof; and (xix) other risks identified in the company’s annual and quarterly reports on Forms 10-K and 10-Q. All information set forth in this news release is as of today’s date, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise.
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